Exhibit 5(d)

August 18, 2006

Xerox Corporation

$500,000,000 Aggregate Principal Amount of 6.75% Senior Notes due 2017

$150,000,000 Aggregate Principal Amount of Floating Rate Senior Notes due 2009

Ladies and Gentlemen:

We have acted as counsel to Xerox Corporation, a New York corporation (the “Company”), in connection with the public offering and sale by the Company of $500 million aggregate principal amount of 6.75% Senior Notes due 2017 (the “Fixed Rate Notes”) to be issued under a fourth supplemental indenture, dated as of August 18, 2006 (the “Fourth Supplemental Indenture”), between the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”), and $150 million aggregate principal amount of Floating Rate Senior Notes due 2009 (the “Floating Rate Notes” and, together with the Fixed Rate Notes, the “Notes”) to be issued under a fifth supplemental indenture, dated as of August 18, 2006 (the “Fifth Supplemental Indenture”), between the Company and the Trustee, in each case to an indenture, dated as of June 25, 2003 (the “Base Indenture”), between the Company and the Trustee and as supplemented by a first supplemental indenture, dated as of June 25, 2003, among the Company, Xerox International Joint Marketing, Inc., a Delaware corporation (the “Guarantor”), and the Trustee (the “First Supplemental Indenture”), by a second supplemental indenture, dated as of August 10, 2004, among the Company, the Guarantor and the Trustee (the “Second Supplemental Indenture”), and by a third supplemental indenture, dated as of March 20, 2006, among the Company, the Guarantor and the Trustee (the “Third Supplemental Indenture” and, together with the Fourth Supplemental Indenture, the Fifth Supplemental Indenture, the First Supplemental Indenture, the Second Supplemental Indenture and the Base Indenture, the “Indenture”). Capitalized terms used herein and not otherwise defined shall have the meaning ascribed thereto in the Indenture.

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for purposes of this opinion, including the Indenture and the Registration Statement on Form S-3 (Registration No. 333-111623) (the “Registration Statement”) under the Securities Act of 1933 (the “Securities Act”) relating to the registration under the Securities Act of various securities of the Company. As to various questions of fact material to this opinion, we have relied upon representations of officers or directors of the Company and documents furnished to us by the Company without independent verification of their accuracy. We have also assumed (a) the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies and (b) that the Indenture has been duly authorized, executed and delivered by, and represents a legal, valid and binding obligation of, the Trustee.

Based on the foregoing, we are of the opinion that the Notes issued by the Company have been duly authorized and executed by the Company, and, when the Notes are authenticated in accordance with the provisions of the Indenture and delivered, the Notes will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and entitled to the benefits of the Indenture (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws affecting creditors’ rights generally from time to time in effect and to general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether such enforceability is considered in a proceeding in equity or at law).

We hereby consent to the filing of this opinion with the Securities and Exchange Commission (the “Commission”) as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

We are admitted to practice in the State of New York and we do not express any opinion with respect to matters governed by any laws other than the laws of the State of New York and the Federal laws of the United States of America.

Very truly yours,

/s/ CRAVATH, SWAINE & MOORE LLP

Xerox Corporation 800 Long Ridge Road Stamford, CT 06904